                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (33-79894, 33-87104, 33-89642, 33-98806, 333-25879, 333-47821) on Form S-8 of
Onsite Energy Corporation of our report dated August 7, 2001 except for the last paragraph of Note 18 which is as of September 22, 2001, relating to the consolidated balance sheets of Onsite Energy Corporation and subsidiaries as of June 30, 2001 and 2000, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years ended June 30, 2001 and 2000 which report appears in the June 30, 2001 annual report on Form 10-KSB of Onsite Energy Corporation.


/s/ HEIN + ASSOCIATES LLP

HEIN + ASSOCIATES LLP
Certified Public Accountants


Orange, California
September 27, 2001